Exhibit 99.1

Logiq Reports 2020 Revenue up 9.4% to $37.9 Million

New York, NY – March 30, 2021 – Logiq, Inc. (OTCQX: LGIQ), a global provider of award-winning eCommerce and fintech solutions, reported results for the fourth quarter and full year ended December 31, 2020. All quarterly and yearly comparisons are to the same year-ago period unless otherwise noted.

Financial Highlights

●	Revenue for the full year 2020 increased 9.4% to $37.9 million.

●	Consolidated gross profit in 2020 increased 2.0% to $6.4 million or 16.8% of consolidated revenue.

●	Gross margins for AppLogiq, the company’s mobile commerce platform-as-a-service, improved from a low of 11.8% in Q2 to 25.6% by Q4 – a record level gross margin for this business segment.

●	Cash and cash equivalents and restricted cash totaled $3.5 million at December 31, 2020.

Q4 2020 Operational Highlights

●	Launched AppLogiq-powered mobile micro-lending program in Indonesia in an exclusive strategic alliance with Indonesia’s social security program provider, enabling mobile financial services for millions of Indonesians and SMBs.

●	Acquired Fixel AI, an award-winning innovator of AI-powered digital marketing technology, which added simplified marketing and critical privacy features to DataLogiq’s AI-powered consumer intent engine designed for brands and premium publishers.

●	Initiated process to uplist the company’s common stock on the NEO Exchange (NEO), Canada's next-generation stock exchange. A listing on the NEO also presents an opportunity to eventually list on the NYSE American exchange, and become dual-listed on recognized exchanges in both Canada and the U.S. The company received conditional approval from the NEO as of last Friday, pending OSC clearance for the company’s Canadian IPO.

●	Launched a new food delivery service, “Dine in Your Car,” under the atozGO Mall™ brand for shoppers at the Pondok Indah Mall in Indonesia.

●	Appointed Silicon Valley martech senior executive, Steven J. Hartman, as chief product officer. He brings to Logiq more than 25 years of experience in enterprise software and marketing at major technology companies, including Yahoo!, IBM, Acxiom, Kenshoo, The Rubicon Project, and Siebel Systems.

●

Appointed Josh Jacobs to the company’s board of directors. Jacobs is a highly accomplished technology executive with 30 years of innovation in digital media and advertising, sales and marketing, and strategic business and consumer product development. Soon after the close of the quarter, the company also appointed Lea Hickman to the board of directors, which expanded the board to eight members, with five serving independently. Hickman is a seasoned technology product strategist with more than 25 years’ experience building and executing go-to-market strategies.

Management Commentary

“Despite the impact of the pandemic on our AppLogiq business, we increased revenue by 9.4% to $37.9 million in 2020 thanks to our new DataLogiq subsidiary that we acquired at the start of the year,” commented company president, Brent Suen. “Consolidated gross profit for the full year also increased 2.0% to $6.4 million or 16.8% of consolidated revenue. Most remarkably, we saw gross margins for our AppLogiq business improve despite the pandemic, from 11.8% in Q2 to 12.4% in Q3, and then to 25.6% in Q4. This was the result of eliminating low margin, white label partnerships that were impacted by the pandemic, and turning our focus on the most profitable segments we serve with this mobile app business enablement platform.

“While the margin improvement is encouraging, we are actually more excited about our future margin prospects, particularly for our e-commerce business of DataLogiq and our recent strategic acquisitions. Over the past year, we have acquired three leading e-Commerce platforms as we expanded our global presence, including Rebel AI that we announced this morning. Our product offerings now extend from mobile commerce and fintech solutions for small-to-medium-sized businesses or SMBs, to AI-powered customer acquisition for major enterprises and brands.

“As an innovator in digital marketing solutions, Rebel AI delivers strong e-commerce growth to brands and agencies. Rebel complements our new Fixel AI unit that we acquired in the fourth quarter. Fixel added simplified marketing and critical privacy features to our AI-powered consumer intent engine which is used by major brands and premium publishers. Through these key acquisitions, we have now become a global leader in data-driven, consumer intelligence and automated marketing technology.

“The Rebel AI platform, which we have already relaunched under the name of Logiq Digital Marketing, enables SMB businesses to more effectively compete for new customers against larger enterprises – leveling the playing field like never before. Our value proposition with Logiq Digital Marketing is now so strong, we have already signed up new clients on this platform. We are planning for the full integration of Rebel AI with Fixel and DataLogiq to be completed within 6 months.

“Early in the second quarter, we expect Fixel’s audience scoring and segmentation feature will be available to customers who have been using Rebel AI. Then by the end of Q3, we expect Fixel to be fully and seamlessly integrated within our Rebel AI technology deployment.

“As global e-commerce sales now reach upwards of $4.2 trillion in a more than $26 trillion retail industry, it’s predominantly the largest brands that are capitalizing on their fullest potential. In the U.S. alone, the top 10 e-commerce players account for 63% of online sales. We believe that a market dominated by so few players is not really a healthy marketplace. Our platform is designed to change all this, to level the playing field for SMBs to better complete for media spend and customer acquisition.

“In preparation for the market opportunity ahead, over the past year we strengthened our corporate governance and expanded our management team, bringing on ad tech veterans like Steven Hartman, appointing Josh Jacobs and Lea Hickman to our board, and we’re now adding Manny Puentes from Rebel AI to our executive team.

“Earlier this month, we joined forces with Comviva, a global leader in digital financial solutions, to offer digital wallet and payment services to millions of mobile users and SMBs across Indonesia. The services will be based on our PayLogiq digital wallet and powered by Comviva’s mobiquity Pay platform. We see the potential for this opportunity to eventually generate tens of millions in annual fees for Logiq over time.

“We believe we have arrived at a pivotal moment in our growth and development where everything will begin to accelerate. We’ve now brought together the technologies to create a superior digital marketing solution, and have assembled the best minds in the industry to bring it to market.

“Despite a year of unexpected challenges and setbacks, we have been able to transform Logiq into a global provider of a full-range of e-commerce solutions for companies of all sizes. This has put us on course for strong growth in 2021 and into 2022, with diversified, high-margin revenue streams derived from the strongest segments of our industry. Given the strong industry tailwinds at our back, we believe that we are on track to end 2021 with record revenue at more than $40 million with stronger margins across all of our business segments.”

Q4 2020 Financial Summary

Revenue decreased 34.3% to $6.6 million in the fourth quarter of 2020, as compared to $10.0 million in the same year-ago quarter, with the decrease largely due to the impact of COVID-19.

The company’s AppLogiq mCommerce platform-as-as-service (PaaS) contributed $2.1 million or 32.1% of consolidated revenue in the fourth quarter, which decreased 78.9% from $10.0 million or 100% of consolidated revenue in the same year-ago period. The decrease was primarily due to the impact of COVID-19 lockdowns as well as the transition to lower revenue but higher margin business.

Gross profit decreased 25.6% to $1.4 million or 21.1% of revenue in Q4 2020 from $1.9 million or 18.6% of revenue in the same year-ago quarter. The decrease in gross profit resulted primarily from lower revenues for the quarter. The increase in gross margins was the result of eliminating low margin, white label partnerships that were also impacted by the pandemic, and focusing on the more profitable segments the company serves with its mobile app business enablement platform.

Total operating expenses increased 51.6% to $8.5 million in Q4 2020 from $5.6 million in the same year-ago period. The increase in operating expenses was mainly due to the addition of DataLogiq’s general and administrative expense of $1.3 million, depreciation and amortization expenses of $0.6 million and an increase of AppLogiq’s general and administrative expenses of $0.9 million and sales and marketing of $0.6 million compared to the same period a year ago. This was partially offset by AppLogiq’s research and development expense decreasing by $0.5 million in the fourth quarter.

Net loss was $7.1 million or $(0.51) per basic and fully diluted share in Q4 2020, compared to net loss of $3.8 million or $(0.47) per basic and fully diluted share in the same year-ago period.

At December 31, 2020, cash and cash equivalents totaled $3.5 million, compared to cash and cash equivalents of $4.8 million at September 30, 2020.

2020 Financial Summary

Revenue increased 9.4% to $37.9 million in 2020, as compared to $34.6 million in 2019. The increase is due to the inclusion of the revenues of DataLogiq effective January 8, 2020. AppLogiq revenues declined by 34% as compared to 2019 due to a loss of customers as a result of adverse effects of the COVID-19 pandemic, and from a strategic shift from white label App resellers to higher margin direct marketing to customers.

Gross profit increased 2.0% to $6.4 million or 16.8% of revenue for full year 2020, compared to $6.2 million or 18.0% of revenue in the same year ago period.

Total operating expenses increased 60.9% to $20.6 million for full year 2020 from $12.8 million in the same year-ago period. The increase in operating expenses was primarily due to the inclusion of DataLogiq operating expenses, which totaled $6.9 million.

Net loss was $14.5 million or $(1.14) per basic and fully diluted share in the full year 2020, compared to net loss of $6.5 million or $(1.31) per basic and fully diluted share in the same year-ago period. The increase in the loss is due to increase in research & development costs, legal and professional costs, travelling cost, consultancy fee, stock-based compensation and increase in research & development.

Conference Call

Logiq management will host a conference call, followed by a question-and-answer period.

Date: Tuesday, March 30, 2021

Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)

Toll-free dial-in number: 1-800-289-0438

International dial-in number: 1-323-794-2423

Conference ID: 1612917

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through Tuesday, April 13, 2021, as well as available for replay via the Investors section of the Logiq website at www.logiq.com/ir.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 1612917

About Logiq

Logiq, Inc. (OTCQX: LGIQ) is a U.S.-based leading global provider of eCommerce, mCommerce, and fintech business enablement solutions. Its DataLogiq subsidiary provides a data-driven, end-to-end eCommerce marketing solution for enterprises and major U.S. brands, including Home Advisor, QuinStreet and Sunrun. Its AI-powered LogiqX™ data engine delivers valuable consumer insights that enhance the ROI of online marketing spend. The company’s Fixel™ technology offers simplified online marketing with critical privacy features.

Logiq’s AppLogiq™ platform-as-a-service enables small- and medium-sized businesses worldwide to easily create and deploy a native mobile app for their business without technical knowledge or background. AppLogiq empowers businesses to reach more customers, increase sales, manage logistics, and promote their products and services in an easy, affordable, and highly efficient way. AppLogiq is offered in 14 languages across 10 countries and three continents, including some of the fastest-growing emerging markets in Southeast Asia. The company’s PayLogiq™ offers mobile payments, and GoLogiq™ offers hyper-local food delivery services.

Forward-Looking Disclaimer

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the Safe Harbor created by those sections. Logiq cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on Logiq’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Logiq or its affiliates that any of its plans or expectations will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Logiq’s business, including, without limitation: the ability of Logiq to successfully complete the NEO listing process, the fitness of Logiq’s products and services for a particular application or market, the ability to effectively integrate Rebel AI into our business operations, expectations of future events, business trends, financial results, and/or business transactions that may not be consummated or realized, as well as other risks described in Logiq’s prior press releases and in its filings with the Securities and Exchange Commission (“SEC”), including under the heading "Risk Factors" in Logiq’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Logiq undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Company Contact

Brent Suen, President

Logiq, Inc.

Email contact

Media & Investor Contact

Ronald Both or Grant Stude

CMA Investor & Media Relations

Tel (949) 432-7566

Email contact

LOGIQ INC.

Consolidated Balance Sheets

	December 31	December 31
	2020	2019
ASSETS
Non-current assets
Intangible assets, net	11,736,540	611,598
Property and equipment, net	178,561	-
Goodwill	5,078,090	-
Total non-current assets	16,993,191	611,598
Current assets
Amount due from associate	5,673,700	2,825,700
Accounts receivable	2,618,494	-
Right to use assets – operating lease	364,234	-
Other amounts recoverable	-	549,550
Prepayment, deposit and other receivables	206,443	1,641,684
Financial assets held for resale	594,263	2,730,363
Restricted cash	10,889	-
Cash and cash equivalents	3,478,889	2,972,649
Total current assets	12,946,912	10,719,946
Total assets	$29,940,103	$11,331,544

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	1,009,204	-
Accruals and other payables	1,110,732	298,453
Deferred revenue	46,857	-
Lease liability – operating lease	364,234	-
Convertible promissory	2,911,000	-
Amount due to director	77,500	77,500
Total current liabilities	5,519,527	375,953

Non-Current Liabilities
Other loan	10,000	-
Notes payable	507,068	-
Bank loan	-	500,000
Total non-current liabilities	517,068	500,000
Total liabilities	6,036,595	875,953

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 250,000,000 shares authorized, 15,557,439 and 8,561,704 shares issued and outstanding as of December 31, 2020 and 2019, respectively*	1,556	11,130
Additional paid-in capital	66,739,895	58,058,118
Capital reserves	19,285,383	-
Accumulated deficit brought forward	(62,123,326)	(47,613,657)
Total stockholder’s equity	23,903,508	10,455,591
Total liabilities and stockholders’ equity	$29,940,103	$11,331,544

*	The number of shares of common stock has been retroactively restated to reflect the 1 for 13 reverse stock-split on February 25, 2020.

LOGIQ INC.

Consolidated Statements of Operations

	For The Years Ended December 31,
	2020	2019
Service Revenue	$37,910,393	34,648,621
Cost of Service	31,546,948	28,411,869
Gross Profit	6,363,445	6,236,752

Operating Expenses
Depreciation and amortization	1,966,045	101,933
Research and development	6,244,704	6,412,998
Sales and marketing	1,423,909	389,610
General and administrative	10,994,815	5,918,660
Total Operating Expenses	20,629,473	12,823,201

(Loss) from Operations	(14,266,028)	(6,586,449)

Other Expenses	292,767	-
Other Income	49,126	72,359
Other Income/(Expenses), net	(243,641)	72,359

Net (Loss) before income tax	(14,509,669)	(6,514,090)
Income tax (Corporate tax)	-	27,596
Net (Loss) for the year	$(14,509,669)	(6,541,686)

Net (loss) profit per common share - basic and fully diluted:	(1.1444)	(1.3059)

Weighted average number of basic and fully diluted common shares outstanding*	12,678,904	5,009,312

*	The weighted average number of shares of common stock has been retroactively restated to reflect the 1 for 13 reverse stock-split on February 25, 2020.